JILIN HUAMEI BEVERAGE CO.,LTD
PRODUCT DISTRIBUTION AGREEMENT (Wine)

No.JLHM  20101116002

Party A: JILIN HUAMEI BEVERAGE CO.,LTD（hereinafter called “Party A”）

Party B:    BEIJING HUAYANG SHENBANG TRADING Ltd                          （hereinafter called “Party B”）

Commodity: Three kinds of wine listed in Annex 1 of this agreement hereto (including packaging cans, bottle labels, corrugated paper packing cases and additional description materials in cases) .

Exclusive distributor sales: distributors are only allowed to enjoy the exclusive selling rights in the territory granted herein and as well as the marketing channels. Distributors shall not sell products out of the territory and non-designated marketing channels. Meanwhile, any other natural person, legal person or organization, including Party A, shall not sell products in the territory of this agreement.

Chapter 1 Distributor Market authorization and limitation

1. Party A authorize Party B to be the exclusive distributor in the territory of     Beijing                .

2. Party A authorize Party B to sell in the channels of selling in real shops, promotion and team buying. For guaranteeing the unified pricing system and the fair competition among agents, Party B is not allowed to sell goods by means of E-commerce (to sell on the internet ) and                                selling channel

3. The distribution agreement have draw up for a duration of    Three   years only, from 11/16/201  to   11/15/2013      .

4. Party B may apply for an renewing application to sign a new agency agreement prior to its expiration  in case that Party B could run lawfully and be up to standard of Party A.

5. Party B shall only enter into sales agreement with their buyers in the name of his own company (individual), but can not sign any agreements on behalf of Party A. The selling price fixed by Party B and buyer should be as per the unified retail prices across the country stipulated by Party A.

6. Party A reserves the sales right out of the granted territory and channels.

Chapter 2 Rights and obligations of Party A

1. Party A guarantees the quality of the goods is entirely consistent with the standards for relevant State food production, safety and hygiene and agrees to bear Party B’s loss caused by quality problems.

2. Before the first supply, Party A shall provide Party B with the copy of business license, hygiene license and production license, registration form and letter of authorization for Alcoholic products according to <the Administration of the Circulation of Liquor Products of PRC> (Decree No.25, 2005 of the Ministry of Commerce.)

3. Party A is required to show Quality Inspection Report for corresponding batch for each supply.

4. Party A has the right to establish and adjust the rules and regulations for market development, product selling and pricing system according to their own development strategy.

5. Party A has the authority to supervise and regulate the business activities during the agency period. About the illegal activities in the operation, Party A will give it a warning, a reprimand, disqualification, termination of the agreement and so on based on the seriousness of the circumstances.

6. Party A agrees to support products publicity and marketing provided that the plan will not affect the Party A’s website.

7. Party A will supply the technical detail information of the relevant products to Party A on request in order to provide technical support for Party B’s marketing activities.

Chapter 3 Rights and obligations of Party B

1. Party B accepts the authorization from Party A, and has the right to commence business operations in the territory specified by Party A.

2. Party B is obliged to supply the legal business license, copy of tax Registration Certificate and all the formalities related to signing with Party A.

3. Party B shall possess the permanent work place and appropriate warehouse for wine storing.

4. Party B is obliged to protect the enterprise image, goodwill and brand with Party A.

5. Party B shall supply the monthly report of selling activities in writing to Party A which should describe the sales data, activities, sales analysis and plans in details.

6. Party B shall guarantee the bilateral long-term benefits in the business activities, transregional commodity supply is not allowed.

7. If any of products are not fit for distribution in selling regions within three months, Party B has the right to exchange products in order to meet the market demand.

8. Party B is obliged to carry out marketing activities according to national written approval, including; without limitation to; ads, promotion, news report and other forms. Furthermore, Party B shall take full responsibility for the dispute, tort and illegal incidents caused by false propaganda by itself.

9. Party B shall fill in <distributors registration application form> in accordance with actual situation, and provide Party A with written notice for record keeping when there are any changes in the form.

10. Party B understands that the appointed sales of products are subject to policies, laws and regulations of the State and promises to have all the required qualifications of sales itself. Further more, Party B shall have obtained all the relevant approvals and operate their business strictly in accordance with laws. Party B shall be liable for full compensation if their operations that went against rules led to joint loss of Party A.

11. Signing this agreement does not mean Party B can represent Party A or exercise authority or undertake obligation in the name of Party A, otherwise, Party A will have right to hold Party B’s accountable.

Chapter 4 Party B’s target and assessment criteria

1. Party B shall possess the fixed work place and appropriate warehouse for wine storing.

2. Party B’s first payment for purchases shall be   One hundred fifty thousand       RMB(￥ 150,000     yuan), annual sales can not be less than  Three   Million        RMB. (￥3.000,000.00      yuan ).

3. The business activities and the performance of pricing system of the secondary distributors developing locally are supervised and regulated by Party B.

Chapter 5 Order、transport and delivery

1. Party B places an order to Party A in writing. and faxes it to Party A with the product type、quantity、official seal and customer’s signature and address etc.  Party A shall make a reply to confirm after receive the order.

2. Party A shall execute the term of COD (Cash On Delivery), the payment of goods shall be remitted directly to Party A’s named account from Party B. Party B may not hand the cash or checks without payable to company’s name to Party A’s salesmen. Party B shall bear all the consequences arising therefrom.

3. Party A shall deliver goods within 7 working days from the date that received the order and payment was made in full.
4. The long-distance freight of goods to Party B’s city of territory is to be borne by Party A, insurance and local short-haul freight are to be borne by Party B.

Chapter 6 Product quality and acceptance

1. The acceptance shall be done on the day and on the spot when and where Party B receives Party A’s goods. If goods are damaged in transit, Party B shall be responsible for lodging a claim with the carrier, and Party A assists in resolution.

2. Party B shall notify Party A within 10 days and issue a written term paper in case of intrinsic quality issue. Party A issues letter of suggestion according to the nature of quality issue. Party B stops selling in accordance with the suggestion, and transports goods back to Party A for exchange, the expenses shall be borne by Party A.

Chapter 7 Purchase price and award rules of Party B

1. Purchase price : Peal in snow Xueniang wine: 31.00 RMB/Bottle. BINGQIN ice wine: 126.00 RMB/Bottle

2. Award rules: The principle of award shall be the accumulative purchase amount, if the total purchase amount for a year (January 1 to December 31) reaches:

A. Over 200 thousand—500 thousand RMB, Party B will receive year-end rebate of two percent of the total purchase amount, in addition, take part in the overseas travel once for one person to Singapore, Malaysia and Thailand organized by Company.

B. Over 50 thousand — 1 million RMB, rebate of four percent of the total purchase amount, in addition, take part in the travel once for two persons to Singapore, Malaysia and Thailand.

C. Over 1 million RMB, rebate of 6 percent, and take part in the travel once for three persons to Singapore, Malaysia and Thailand.

Chapter 8 Disqualification of Distributors

1. The sales of the commodity of Party B shall not less than Eight Hundred Thousand______ RMB within 6 months of the signing of the agreement, or Party A has right to disqualify distributor’s qualifications. (Definition of sales is based on the definition of agency purchase price. )

2.If Party B tampers with products pricing system，or against carrying out Party A’s sales and promotion plans.

3. If Party B contravenes or doesn’t fulfill the provisions of this agreement, or creates adverse effects on Party A.

4. If Party B isn’t in negotiations with Party A and takes the unilateral decision to pull out.

5. Party B is called a correction by the government departments or is revoked the business license

Chapter 9 Coming into force、release and liability for breach of agreement

1. The Agreement will have two copies，All are of equal validity. Agreements will come into force from the date both parties signature and stamp.

2. In the event of a breach of any of the provisions of this Agreement by one party, the other party does not get satisfactory reply during ten days from the time making accusations in writing, aggrieved party has the right to release the agreement by one side only and pursue the direct and indirect loss, damage and expenses (including, without limitation, attorney fee, arbitration or legal fee，financial expenses and travel expenses etc.) from responsible party.

3. If the delivery of commodities cannot be finished according to the required time and quality, Party A has to pay 0.1% of settling price of the planned delivery quantity for Party B for each succeeding day, and that will be deduct by Party B from the payment unless responsibility doesn’t rest with Party A or force majeure.

4. Upon termination of the agreement, Party B can not use Party A’s name, trademark and logo etc. ,the exclusive intellectual property rights for the operational activities under any name or by any means, otherwise, Party A will pursue the financial responsibilities and legal liabilities.

5. In the event any dispute arises in connection with this agreement or arises from the execution of this agreement, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the negotiation fails, any party has the right to submit the dispute for arbitration to Changchun Arbitration Commission.

Chapter 10 Other items

1. If Party B does not remit the first batch of purchases in seven days after underwriting the agreement, that will result in an automatic invalidity of this agreement. Party A shall issue a valid < commission of authority > to Party B on the receipt of the first purchase money so that Party B carries out the work.

2. For issues not stipulated in this agreement, both parties may sign a supplement agreement after multiple negotiations if both can reach a consensus. Both supplement agreement and formal version are of equal validity.

3. The Agreement will have two copies. Each party shall keep one.

4. This agreement will come into force after both parties placed signatures and stamps.

Party A: JILIN HUAMEI BEVERAGE CO., LTD.(Seal)    Party B:    BEIJING HUAYANG SHENBANG TRADING Ltd                    (Seal)

Legal representative: Liu Chang-Zhen	Legal representative: Zhang Wei

Representative: Chi Hongyan	Representative: Zhang Wei

Date: 11/16/2010	Date:11/16/2010

Annex I

Bingqin Ice Wine: Package design (front)	Bingqin Ice Wine: Package design (side)

Bingqin Ice Wine: Package design (bottle package)	Bingqin Ice Wine: Package design (identification)

Annex I

Pearl in the Snow (red): Package design (front)	Pearl in the Snow (red): Package design (side)

Pearl in the Snow (red): Package design (bottle package)	Pearl in the Snow (red): Package design (identification)

Annex I

Cabernet Sauvicnon: Package design (front)	Cabernet Sauvicnon: Package design (side)

Cabernet Sauvicnon: Package design (bottle package)	Cabernet Sauvicnon: Package design (identification)

Annex I

Promotion page 1	Promotion page 2

Promotion page 3